Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Community Redevelopment Inc. on Form 1-A of our report dated April 14, 2021, relating to the consolidated financial statements of Community Redevelopment Inc. as of December 31, 2020, and 2019, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Community Redevelopment Inc’s. ability to continue as a going concern).

/s/ M.S.Madhava Rao

M. S. Madhava Rao, Chartered Accountant

Bangalore, India

November 24, 2021